EvergreenBancorp Reports Second Quarter 2009 Results

SEATTLE, August 19, 2009 -- EvergreenBancorp, Inc. (OTCBB:EVGG), the holding company for EvergreenBank, today reported a net loss of $19.1 million or $7.41 per share for the quarter ending June 30, 2009. This compares to net income of $152,000 or $0.06 per diluted share in the second quarter of 2008.

The loss was primarily due to a loan-loss provision of $18.2 million resulting from an increase in nonperforming loans, performing criticized loans, and net chargeoffs. This compares to a provision of $509,000 for the year-earlier quarter.

"Our overall strategy has always been to carefully monitor our loan portfolio, recognize problem areas and provision quickly," said Gerald O. Hatler, EvergreenBancorp president and chief executive officer. "Consistent with other financial institutions, our performance was dramatically challenged as real estate values continued to deteriorate in this uncertain economy."

"The Board and I, along with the management team and employees, remain committed to building this Company into a stronger and more efficient organization," said Mr. Hatler. "We remain focused on growing core deposits, streamlining processes and procedures, and improving asset quality to return to profitability."

EvergreenBank's allowance for loan losses was $19.0 million at June 30, 2009 or 4.74% of total loans. This compares to $10.5 million at December 31, 2008 or 2.48% of total loans. Total nonperforming loans at June 30, 2009 were $38.9 million or 9.69% of total loans as compared to $24.0 million or 5.67% of totals loans at December 31, 2008. Net charge-offs for the quarter ended June 30, 2009 were $9.3 million as compared to $187,000 for the quarter ended June 30, 2008.

Total assets at June 30, 2009 were $506.5 million as compared to $461.6 million at December 31, 2008. The increase resulted primarily from an increase in cash, cash equivalents and investments to $101.9 million (as compared to $27.0 million at December 31, 2008) as the Company increased its liquidity. Total loans at the current quarter-end decreased to $401.1 million as compared to $422.7 million at December 31, 2008.

Net interest income before the provision for loan losses was $3.5 million in the quarter ending June 30, 2009, which compares to $3.9 million for the year-earlier quarter. Interest income for the quarter was $6.1 million as compared to $7.0 million for the year-earlier quarter. Noninterest income for the quarter was $387,000 as compared to $408,000 in the year-earlier quarter.

Noninterest expense increased to $4.7 million in the second quarter of 2009 as compared to $3.6 million in the second quarter of 2008. While the Company implemented a number of cost cutting measures, the effects were more than offset by increased audit, regulatory and legal expenses, and Federal Deposit Insurance Corporation (FDIC) premiums. Total FDIC expenses for the current quarter totaled $474,000 as compared to $57,000 in the year-earlier quarter. The Company anticipates additional increases in FDIC expenses as the FDIC works towards replenishing the deposit insurance fund. Reducing noninterest expense remains a focus and approximately $75,000 in monthly expense reductions initiated in the second quarter is expected to be reflected in future periods.

The Company continued to experience strong core deposit growth, with total deposits increasing to $423.7 million at June 30, 2009 as compared to $358.9 million at December 31, 2008. Contributing to the Company's success at building core deposits was the Bank's Kent, Washington branch, which marked its first anniversary in April 2009. The branch ended the second quarter of 2009 with $13.7 million in core deposits, exceeding all internal expectations. In addition, the Bank relocated the Federal Way and Lynnwood, Washington branches in April 2009, and both locations have been successful in extending their outreach. Bank-wide, branches continue to experience deposit growth as new and existing customers take advantage of the FDIC's increased deposit insurance limit of $250,000.

Founded in 1971, EvergreenBank is a wholly-owned subsidiary of EvergreenBancorp, Inc., a bank holding company headquartered in Seattle, Washington. EvergreenBank serves the Puget Sound region with branches in Seattle, Bellevue, Lynnwood, Federal Way and Kent. The Bank focuses on general commercial banking business, offering commercial banking services to small and medium-size businesses, professionals and retail customers. Visit www.EvergreenBancorp.com and www.EvergreenBank.com to learn more.

This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about management's plans, objectives, expectations and intentions that are not historical facts, and other statements identified by words such as "expects," "anticipates," "intends," "plans," "believes," "should," "projects," "seeks," "estimates" or words of similar meaning.

These forward-looking statements are based on current beliefs and expectations of management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company's control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations in the forward-looking statements:

* the risks associated with lending and potential adverse changes in credit quality;

* increased loan delinquency rates;

* the risks presented by a continued economic slowdown, which could adversely affect credit quality, loan collateral values, investment values, liquidity levels, and loan originations;

* changes in market interest rates, which could continue to adversely affect our net interest income and profitability;

* legislative or regulatory changes that adversely affect our business or our ability to complete pending or prospective future acquisitions;

* reduced demand for banking products and services;

* competition from other financial services companies in our markets; and the Company's success in managing risks involved in the foregoing.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company's filings with the U.S. Securities and Exchange Commission (SEC) under "Forward-Looking Statements," "Risk Factors" or similar headings. Forward-looking statements speak only as of the date of publication and EvergreenBancorp does not undertake any obligation to publicly correct or update any forward-looking statement if the Company later becomes aware that it is not likely to be achieved.

Contacts:

EvergreenBancorp, Inc.

Gordon Browning

Executive Vice President and Chief Financial Officer

206-749-7350